Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2017 RESULTS

Growth in Loans and Deposits and Record Net Income

(Bridgehampton, NY – April 26, 2017) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced first quarter results for 2017. Highlights of the Company's financial results for the quarter include:

•	Record net income of $9.2 million, an increase of $.5 million or 6% over 2016, and $.47 per diluted share for the quarter.

•	Returns on average assets and equity for the 2017 first quarter were .92% and 8.62%, respectively.

•	Net interest income for the 2017 first quarter increased $1.0 million over 2016 to $30.5 million, with a net interest margin of 3.39%.

•	Total assets of $4.1 billion at March 2017, 4% higher than March 2016.

•	Loan growth of $176 million or 7% compared to March 2016 and $57 million or 9% annualized from December 2016.
•	Deposit growth of $57 million or 8% annualized from December 2016 to $3.0 billion at March 2017, including $1.1 billion in non-interest bearing demand deposits.
•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III rules.

•	Declared a dividend of $.23 during the quarter.

“2017 is off to a strong start, building on the additional capital we raised in the fourth quarter and the organizational changes made throughout 2016 as part of our ‘Believe iN Beyond’ initiative. The organic growth achieved this quarter reflects the Company’s strong foundation. We continue to eclipse previous high points in balance sheet footings and quarterly net income. We continue to increase our capacity with the addition of new bankers as well as new branches in East Moriches and Riverhead. The evolving banking environment on Long Island provides opportunities for banks like BNB, with local management and local decision makers,” noted Kevin M. O’Connor, President and CEO.

Net Earnings and Returns

Net income for the quarter was $9.2 million or $.47 per diluted share, compared to $8.6 million or $.49 per diluted share for the first quarter of 2016. Returns on average assets and equity for the first quarter of 2017 were .92% and 8.62%, respectively, compared to .91% and 9.99% in 2016, respectively. Return on average tangible common equity for the first quarter of 2017 was 11.63% compared to 14.43% in 2016. The decreases in the equity related returns are the result of the increase in average stockholders’ equity due in part to the $50 million common stock offering in November 2016.

Interest income increased $1.6 million for the first quarter of 2017 over the same period in 2016 as average earning assets increased by $197.1 million or 6%, due primarily to loan growth, and the net interest margin decreased to 3.39% from 3.43%. The increase in average earning assets for the first quarter of 2017 reflects organic growth in loans and securities. The decrease in the net interest margin reflects higher overall funding costs due in part to the Fed Funds rate increases in December 2016 and March 2017, partially offset by the decrease in costs associated with the junior subordinated debentures, which were redeemed in January 2017.

The provision for loan losses was $.8 million for the 2017 first quarter, $.5 million lower than the first quarter of 2016. Contributing to the lower provision was lower loan growth and net charge-offs in the 2017 first quarter compared to the 2016 first quarter. The Company recognized net charge-offs of $.1 million in the first quarter of 2017 compared to $.2 million for the same period in 2016.

Total non-interest income was $4.1 million for the first quarter of 2017, $.1 million higher than 2016, resulting from an increase in gain on sale of SBA loans, BOLI income and service charges. The 2016 first quarter included a net recovery associated with certain identified FNBNY acquired problem loans.

Non-interest expense for the first quarter of 2017 increased to $20.3 million from $18.9 million in 2016. The increase is a result of increases in salaries and benefits expense, occupancy and equipment, technology and communications, marketing and advertising, other operating expenses and the reversal of acquisition costs recorded in 2016, offset by decreases in amortization of intangibles, professional services, and FDIC assessment. The Company’s ratio of operating expenses to average assets was 2.04% in the first quarter of 2017 compared to 2.00% in the first quarter of 2016.

The tax rate for the 2017 first quarter was 32.0% due to the accounting for the tax benefits resulting from stock grants which vested during the quarter. The Company expects the tax rate to return to a more normalized rate of approximately 34.5% for the remainder of the year.

Balance Sheet and Asset Quality

Total assets were $4.1 billion at March 31, 2017, $151.4 million higher than March 2016. Total loans at March 2017 of $2.7 billion reflect growth of $176.3 million or 7% over March 2016. This growth was net of a bulk loan sale and the exit of two loan participations in the 2016 fourth quarter totaling approximately $47 million. Deposits totaled $3.0 billion at March 2017, an increase of $42.5 million over 2016. Demand deposits totaled $1.1 billion at March 2017, representing 36% of total deposits.

Asset quality measures remained strong, as non-performing assets, comprised exclusively of non-performing loans, were $1.3 million or .03% of total assets and .05% of total loans at March 2017 compared to $1.6 million or .04% of total assets and .07% of total loans at March 2016. Loans 30 to 89 days past due increased $2.3 million to $4.7 million at March 2017, with $3.2 million representing CNB acquired loans. Loans past due 90 days and still accruing at March 31, 2017 and 2016 were comprised of acquired loans of $1.1 million and $2.0 million, respectively.

The allowance for loan losses increased $4.8 million to $26.6 million at March 2017 from $21.8 million as of March 2016. The allowance as a percentage of loans was 1.00% at March 31, 2017 compared to .88% at March 31, 2016. The allowance as a percentage of BNB originated loans was 1.22%, based on BNB originated loans totaling $2.2 billion, at March 2017, compared to 1.21%, based on BNB originated loans totaling $1.8 billion, at March 2016. The increase in the allowance for loan losses is due to portfolio growth as well as certain acquired loans being refinanced by BNB. Acquired loans are recorded at fair value at acquisition, effectively netting estimated future losses against the loan balances, whereas loans originated and refinanced by BNB have recorded allowances for loan losses.

Stockholders’ equity grew $78.6 million to $429.5 million at March 2017, compared to $350.9 million at March 2016. The growth reflects earnings, the $47.5 million in net capital raised in connection with the November 2016 common stock offering, conversions of trust preferred securities and the dividend reinvestment plan, partially offset by shareholders' dividends and a decrease in the fair value of available for sale investment securities. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

“On March 15th the Federal Reserve raised rates another 25 basis points and recent comments from FOMC members indicate that more increases should be expected this year. We continually assess our asset/liability mix, product pricing, and growth strategy against the possibility of rising rates. Different financial institutions will react to rising rates in different ways and we must also be aware of the competitive landscape as we move through 2017 and beyond. It has been more than 10 years since the banking system has had to deal with a sustained rate increase. BNB will continue to weigh current earnings against future risk,” noted Mr. O’Connor.

“During the first quarter we continued to build the Company’s tangible common equity by calling our $16 million Trust Preferred Securities, substantially all of which converted to our common stock. These securities served us well when they were issued and helped BNB begin its growth trajectory. We are grateful to those who purchased these securities during a time of turmoil in the financial markets, and thank them for their support and continued investment in the Company through their common stock holdings,” stated Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.1 billion, operates 43 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS
Cash and Due from Banks	$47,541	$102,280	$44,797
Interest Earning Deposits with Banks	23,423	11,558	22,411
Total Cash and Cash Equivalents	70,964	113,838	67,208
Securities Available for Sale, at Fair Value	823,515	819,722	883,626
Securities Held to Maturity	214,961	223,237	218,278
Total Securities	1,038,476	1,042,959	1,101,904
Securities, Restricted	35,249	34,743	24,865
Loans Held for Investment	2,657,519	2,600,440	2,481,247
Allowance for Loan Losses	(26,618)	(25,904)	(21,799)
Loans, net	2,630,901	2,574,536	2,459,448
Premises and Equipment, net	35,124	35,263	34,828
Goodwill and Other Intangible Assets	111,599	111,774	113,657
Accrued Interest Receivable and Other Assets	142,665	141,457	111,646
Total Assets	$4,064,978	$4,054,570	$3,913,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,087,434	$1,151,268	$1,052,864
Savings, NOW and Money Market Deposits	1,685,546	1,568,009	1,619,970
Certificates of Deposit of $100,000 or more	131,193	126,198	150,651
Other Time Deposits	78,694	80,534	116,927
Total Deposits	2,982,867	2,926,009	2,940,412
Federal Funds Purchased and Repurchase Agreements	50,707	100,674	185,965
Federal Home Loan Bank Advances	491,177	496,684	299,174
Subordinated Debentures	78,537	78,502	78,397
Junior Subordinated Debentures	-	15,244	15,879
Other Liabilities and Accrued Expenses	32,232	29,470	42,791
Total Liabilities	3,635,520	3,646,583	3,562,618
Total Stockholders' Equity	429,458	407,987	350,938
Total Liabilities and Stockholders' Equity	$4,064,978	$4,054,570	$3,913,556

Selected Financial Data:
Book Value Per Share	$21.80	$21.36	$20.11
Tangible Book Value Per Share (1)	$16.14	$15.51	$13.60
Common Shares Outstanding	19,698	19,100	17,449

Capital Ratios:
Total Capital to Risk Weighted Assets	14.8%	15.0%	13.2%
Tier 1 Capital to Risk Weighted Assets	11.2%	11.3%	9.5%
Common Equity Tier 1 Capital to Risk Weighted Assets	11.2%	10.8%	8.9%
Tier 1 Capital to Average Assets	8.5%	8.6%	7.1%
Tangible Common Equity to Tangible Assets (1) (2)	8.0%	7.5%	6.2%
Tier 1 Capital to Average Assets (Bank)	9.9%	9.9%	8.7%

Asset Quality:
Loans 30-89 Days Past Due	$4,676	$2,156	$2,394
Loans 90 Days Past Due and Accruing (3)	$1,072	$1,027	$1,980

Non-performing Loans/Non-performing Assets	$1,257	$1,241	$1,635

Non-performing Loans/Total Loans	0.05%	0.05%	0.07%
Non-performing Assets/Total Assets	0.03%	0.03%	0.04%
Allowance/Non-performing Loans	2117.58%	2087.35%	1333.27%
Allowance/Total Loans	1.00%	1.00%	0.88%
Allowance/Originated Loans	1.22%	1.23%	1.21%

(1) Tangible stockholder's equity totaled $317.9 million, $296.2 million and $237.3 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively, and represents total stockholder's equity less goodwill and other intangible assets.

(2) Tangible assets totaled $3.95 billion, $3.94 billion and $3.80 billion at March 31, 2017, December 31, 2016 and March 31, 2016, respectively, and represents total assets less goodwill and other intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended
	March 31,
	2017	2016

Interest Income	$35,217	$33,607
Interest Expense	4,756	4,175
Net Interest Income	30,461	29,432
Provision for Loan Losses	800	1,250
Net Interest Income after Provision for Loan Losses	29,661	28,182
Other Non Interest Income	3,572	3,452
Title Fee Income	550	477
Net Securities Gains	-	66
Total Non Interest Income	4,122	3,995
Salaries and Benefits	11,304	10,537
Acquisition Costs	-	(270)
Amortization of Other Intangible Assets	279	676
Other Non Interest Expense	8,713	7,964
Total Non Interest Expense	20,296	18,907
Income Before Income Taxes	13,487	13,270
Provision for Income Taxes	4,316	4,644
Net Income	$9,171	$8,626
Basic Earnings Per Share	$0.47	$0.49
Diluted Earnings Per Share	$0.47	$0.49
Weighted Average Common and Equivalent Shares	19,296	17,137

Selected Financial Data:
Return on Average Total Assets	0.92%	0.91%
Return on Average Stockholders' Equity	8.62%	9.99%
Return on Average Tangible Stockholders' Equity (1)	11.63%	14.43%
Net Interest Margin	3.39%	3.43%
Efficiency	58.10%	56.03%
Operating Expense as a % of Average Assets	2.04%	2.00%

(1) Average tangible stockholder's equity totaled $319.8 million and $240.4 million for the three months ended March 31, 2017 and 2016, respectively, and represents average total stockholder's equity less average goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,587,999	$29,478	4.62%	$2,423,498	$28,047	4.65%
Securities (1)	1,071,530	6,040	2.29	1,028,474	5,841	2.28
Deposits with Banks	21,411	46	0.87	31,911	37	0.47
Total Interest Earning Assets (1)	3,680,940	35,564	3.92	3,483,883	33,925	3.92
Non Interest Earning Assets:
Other Assets	346,827			310,570
Total Assets	$4,027,767			$3,794,453

Interest Bearing Liabilities:
Deposits	$1,842,003	$2,108	0.46%	$1,852,364	$1,687	0.37%
Federal Funds Purchased and Repurchase Agreements	143,565	316	0.89	106,757	185	0.70
Federal Home Loan Bank Advances	404,252	1,149	1.15	287,646	827	1.16
Subordinated Debentures	78,514	1,135	5.86	78,374	1,135	5.82
Junior Subordinated Debentures	2,710	48	7.18	15,878	341	8.64
Total Interest Bearing Liabilities	2,471,044	4,756	0.78	2,341,019	4,175	0.72
Non Interest Bearing Liabilities:
Demand Deposits	1,094,786			1,068,944
Other Liabilities	30,464			37,191
Total Liabilities	3,596,294			3,447,154
Stockholders' Equity	431,473			347,299
Total Liabilities and Stockholders' Equity	$4,027,767			$3,794,453

Net Interest Income/Interest Rate Spread (1)		30,808	3.14%		29,750	3.20%

Net Interest Earning Assets/Net Interest Margin (1)	$1,209,896		3.39%	$1,142,864		3.43%

Tax Equivalent Adjustment		(347)			(318)

Net Interest Income		$30,461			$29,432

(1) Presented on a tax equivalent basis.